Exhibit 99.1

Millendo Therapeutics Reports Inducement Grants

Under NASDAQ Listing Rule 5635(c)(4)

Ann Arbor, Michigan (January 17, 2019) — Millendo Therapeutics, Inc. (“Millendo” or the “Company”) (NASDAQ: MLND), a clinical-stage biopharmaceutical company developing novel treatments for orphan endocrine diseases, announced today that on January 15, 2019, the Compensation Committee of the Board of Directors approved, effective as of January 15, 2019, the grant of inducement stock options to purchase a total of 51,200 shares of the Company’s common stock to three newly-appointed employees of the Company. The option awards have an exercise price of $8.80 per share, the closing price per share of the Company’s common stock on January 15, 2019. The options vest over four years, with 25 percent of the shares vesting on the first anniversary of each grantee’s respective hiring date, and the remaining shares vesting ratably over the subsequent 36 months, subject to each grantee’s continued service with the Company. The stock options have a ten-year term and are subject to the terms and conditions of the stock option agreements pursuant to which each option was granted.

Additionally, on December 7, 2018, the Compensation Committee of the Board of Directors approved, effective as of December 7, 2018, the grant of an inducement stock option to purchase 74,400 shares of the Company’s common stock to Louis J. Arcudi III, the Company’s Chief Financial Officer. The option granted to Mr. Arcudi was previously announced by the Company on its Current Report on Form 8-K, which was filed with the United States Securities and Exchange Commission on December 13, 2018.

The stock option awarded to Mr. Arcudi has an exercise price of $10.395 per share, the closing price per share of the Company’s common stock on December 7, 2018, and will vest and become exercisable over four years, with 25% of the shares vesting on November 5, 2019, the one-year anniversary of the vesting commencement date, and the remaining shares vesting ratably over the subsequent 36 months, subject to Mr. Arcudi’s continued service with the Company. If Mr. Arcudi’s employment with the Company (or any parent or subsidiary or successor of the Company) ends within three months prior to or within 12 months following a change in control of Private Millendo due to his resignation for “good reason” or his termination by the Company other than for “cause,” death or disability, then his options will accelerate in full. The stock option has a ten-year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option was granted.

The options were granted as inducements material to Mr. Arcudi and the other recipients entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

About Millendo Therapeutics, Inc.
Millendo Therapeutics is a late-stage biopharmaceutical company focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient. The Company’s objective is to build a leading endocrine company that creates distinct and transformative treatments for a wide range of endocrine diseases where there is a significant unmet medical need. The Company is currently advancing livoletide for the treatment of Prader-Willi syndrome and nevanimibe for the treatment of classic congenital adrenal hyperplasia and endogenous Cushing’s syndrome. For more information, please visit www.millendo.com.

Millendo Media Contact:

Kari Watson

MacDougall Biomedical Communications

781-235-3094

kwatson@macbiocom.com

Millendo Investor Contact:

Stephanie Ascher

Stern Investor Relations

212-362-1200

stephanie@sternir.com

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